UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012 (February 8, 2012)

Blue Ridge Real Estate Company

Big Boulder Corporation

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-28-44 (Blue Ridge) 0-28-43 (Big Boulder)	24-0854342 (Blue Ridge) 24-0822326 (Big Boulder)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 707, Blakeslee, Pennsylvania		18610-0707
(Address of Principal Executive Offices)		(Zip Code)

(570) 443-8433

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 8, 2012, Blue Ridge Real Estate Company and Big Boulder Corporation (together, the “Companies”) entered into an employment agreement (the “Agreement”) with Mr. Bruce Beaty, effective January 1, 2012 (the “Effective Date”), pursuant to which Mr. Beaty serves as President of the Companies. The Agreement expires January 1, 2013 (the “Initial Term”), unless the Agreement is terminated earlier pursuant to termination provisions of the Agreement (as defined below). Thereafter, the Agreement continues in effect indefinitely until either party gives notice to the other party that it shall be terminated. The Initial Term of the Agreement and any extension thereof are collectively referred to as the “Employment Period.”

In accordance with the Agreement, Mr. Beaty will receive a $120,000 base annual salary as compensation for his services and a bonus of not less than $30,000 in a single sum payable on the first anniversary of the Effective Date provided his employment is continuous through such date or is involuntarily terminated without Cause (as defined below) or terminates for Good Reason (as defined below) prior to such first anniversary. During the Employment Period, Mr. Beaty is also eligible to participate in the Companies’ 401(k) plan as provided by the Companies’ to their employees on the same terms and conditions as offered to other employees. The Companies have agreed to reimburse Mr. Beaty for health care costs incurred under his existing personal health insurance policy, with such reimbursement to be made on an after-tax basis during the Employment Period.

During the Employment Period, Mr. Beaty will perform such duties and fulfill such assignments as may be assigned by the Boards of Directors or its designee and devote a majority of his time, energy, attention and skill to the performance of his duties and to the promotion and advancement of the Companies’ business and interests. The Agreement provides that Mr. Beaty may perform substantially all of his duties from his residential office in Greenwich, Connecticut, except, where required, to attend meetings elsewhere or as otherwise directed.

Mr. Beaty’s employment with the Companies may be terminated: (i) by either party at the expiration of the Initial Term or thereafter (if extended) upon notice; (ii) by the Companies for Cause; (iii) upon Mr. Beaty’s death; or (iv) for any other reason provided that three (3) months’ notice is given prior to the date of termination of employment.

In the Agreement, “Cause” is defined as: (i) a willful and material breach of any provision of the Agreement and/or the continued failure to perform his employment duties (other than failure resulting from incapacity due to physical or mental illness and excluding failure after reasonable efforts to meet performance expectations) after the Companies provide 30 days written notice of such failure constituting cause; (ii) acts involving dishonesty, disloyalty, fraud or material misrepresentation adversely affecting the Companies or their affiliates; (iii) gross negligence; (iv) conviction of a crime involving the commission of a felony or criminal act; (v) engaging in actions involving willful misconduct that adversely affect the Company or any of their affiliates; and (vi) failure to follow the lawful instructions of the Board or its designees after written notice thereof.

Mr. Beaty may terminate his employment with the Companies for Good Reason. In the Agreement, “Good Reason” is defined as the occurrence of any of the following events, if not cured by the Companies within 30 days from receipt of written notice from Mr. Beaty: (i) a substantial diminution or reduction of Mr. Beaty’s position or authority; (ii) a reduction in his base salary in effect at that time; or (iii) a requirement to render substantially all of his services other than from his residence location.

The foregoing is only a summary of the Agreement and is qualified in its entirety by the text of the Agreement. You are urged to read the Agreement in its entirety for a more complete description of the terms and conditions of the Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement effective January 1, 2012 between Blue Ridge Real Estate Company and Bruce Beaty.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE REAL ESTATE COMPANY BIG BOULDER CORPORATION

Date: February 14, 2012	By:	/s/ Cynthia A. Van Horn
	Name:	Cynthia A. Van Horn
	Title:	Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement effective January 1, 2012 between Blue Ridge Real Estate Company and Bruce Beaty.